CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,126,500	$130.90

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202524 Dated August 26, 2015

HSBC USA Inc. Trigger Performance Securities

$1,126,500 Securities Linked to the iShares® MSCI EAFE ETF due on August 31, 2020

Investment Description

These Trigger Performance Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the iShares® MSCI EAFE ETF (the “Index Fund”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Fund Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Fund Return multiplied by the Participation Rate of 168.00%. If the Index Fund Return is less than or equal to zero, HSBC will either repay the full Principal Amount at maturity or, if the Final Price is less than the Trigger Price, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Fund Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑   Participation in Positive Index Fund Returns: If the Index Fund Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the Index Fund Return multiplied by the Participation Rate. If the Index Fund Return is less than zero, investors may be exposed to the negative Index Fund Return at maturity.

❑   Contingent Repayment of Principal at Maturity: If the Index Fund Return is equal to or less than zero and the Final Price is not less than the Trigger Price, HSBC will repay the Principal Amount at maturity. However, if the Final Price is less than the Trigger Price, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Fund Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

	Trade Date	August 26, 2015
	Settlement Date	August 31, 2015
	Final Valuation Date[1]	August 25, 2020
	Maturity Date[1]	August 31, 2020

[1] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the INDEX FUND, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger Performance Securities linked to the iShares® MSCI EAFE ETF. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index Fund. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index Fund	Initial Price	Participation Rate	Trigger Price	CUSIP / ISIN
iShares® MSCI EAFE ETF	$59.78	168.00%	$44.84, which is 75.00% of the Initial Price (rounded to two decimal places)	40434E572 / US40434E5722

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the ”SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.60 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.05	$9.95
Total	$1,126,500	$5,632.50	$1,120,867.50

(1) The agents for this offering are HSBC Securities (USA) Inc. and UBS Financial Services Inc. HSBC Securities (USA) Inc. expects to sell all the Securities it purchases from us to an unaffiliated dealer at $9.95 per Security for further sale to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor at the price to public of $10.00 per Security. HSBC Securities (USA) Inc. and UBS Financial Services Inc. will not receive a sales commission. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index Fund. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index Fund, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index Fund, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the ETF Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the ETF Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Index Fund.

♦   You believe the Index Fund will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the Index Fund or the stocks included in the Index Fund.

♦   You seek an investment with returns based on the performance of foreign developed market companies.

♦   You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Index Fund.

♦   You believe that the price of the Index Fund will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

♦   You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the Index Fund or the stocks included in the Index Fund.

♦   You do not seek an investment with returns based on the performance of foreign developed market companies.

♦   You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also carefully review “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Five years
Trade Date	August 26, 2015
Settlement Date	August 31, 2015
Final Valuation Date	August 25, 2020, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date	August 31, 2020, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Index Fund	iShares® MSCI EAFE ETF (Ticker: EFA)
Trigger Price	$44.84, which is 75.00% of the Initial Price (rounded to two decimal places).
Participation Rate	168.00%
Payment at Maturity (per $10 Security)[1]

If the Index Fund Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the Index Fund Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × (Index Fund Return × Participation Rate)]

If the Index Fund Return is less than or equal to zero and the Final Price is greater than or equal to the Trigger Price on the Final Valuation Date, HSBC will pay you a cash payment of:

$10 per $10 Security

If the Final Price is less than the Trigger Price on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Index Fund Return, equal to:

$10 + ($10 × Index Fund Return)

Index Fund Return	Final Price – Initial Price Initial Price
Initial Price	$59.78, which was the Official Closing Price of the Index Fund on the Trade Date.
Final Price	The Official Closing Price of the Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the closing price of the Index Fund as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “EFA UP <EQUITY>”, or on any successor page on the Bloomberg Professional® service or on any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP / ISIN	40434E572 / US40434E5722
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Price and the Trigger Price were determined and the Participation Rate was set.

The Final Price and Index Fund Return are determined on the Final Valuation Date.

If the Index Fund Return is greater than zero, HSBC will pay you a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Fund Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × (Index Fund Return × Participation Rate)].

If the Index Fund Return is less than or equal to zero and the Final Price is greater than or equal to the Trigger Price on the Final Valuation Date, HSBC will pay you a cash payment of $10 per $10 Security.

If the Final Price is less than the Trigger Price on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Index Fund Return, equal to:

$10 + ($10 × Index Fund Return).

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index Fund and will depend on whether, and to the extent which, the Index Fund Return is positive or negative and if the Index Fund Return is negative, whether the Final Price is less than the Trigger Price. If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Index Fund Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the share price of the Index Fund is above the Trigger Price.

♦	The Participation Rate Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the return of the Index Fund, even if that return is positive. You can receive the full benefit of the Participation Rate from HSBC only if you hold your Securities to maturity.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date May Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Index Fund and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to

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investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	Owning the Securities Is Not the Same as Owning the Index Fund or the Stocks Comprising the Index Fund – The return on your Securities may not reflect the return you would realize if you actually owned the Index Fund or the stocks included in the Index Fund. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index Fund would have. The Index Fund Return excludes any cash dividend payments paid on the securities held by the Index Fund.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦	There Is Limited Anti-Dilution Protection – For certain events affecting the Index Fund, such as stock splits or extraordinary dividends, the Calculation Agent may make adjustments to the Final Price which may affect your Payment at Maturity. However, the Calculation Agent is not required to make an adjustment for every corporate action that affects the Index Fund. If an event occurs that does not require the Calculation Agent to adjust the Final Price, the market price of the Securities and the Payment at Maturity may be materially and adversely affected.

♦	An Index Fund and Its Underlying Index Are Different – The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Index Fund Is Subject to Management Risk – The Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the Index Fund’s underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Index Fund, which could affect the price of such stocks or the price of the Index Fund and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Price as well as whether to postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Index Fund or the price of the stocks included in the Index Fund, and therefore, the market value of the Securities.

♦	The Amount Payable on the Securities Is Not Linked to the Price of the Index Fund at any Time Other than on the Final Valuation Date – The Final Price will be based on the Official Closing Price of the Index Fund on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Index Fund appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a price that is below the Trigger Price, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Index Fund prior to such decrease. Although the actual price of the Index Fund on the Maturity Date or at other times during the term of the Securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Index Fund on the Final Valuation Date.

♦	Risks Associated with Non-U.S. Companies – The price of the Index Fund depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including

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changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Index Fund and, as a result, the value of the Securities.

♦	The Price of the Index Funds is Subject to Currency Exchange Risk – Because the price of the Index Fund is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the Index Fund will be adversely affected and the payment at maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

–   existing and expected rates of inflation;

–   existing and expected interest rate levels;

–   the balance of payments; and

–   the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index and the United States and other countries important to international trade and finance.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Index Fund; the volatility of the Index Fund; dividends paid on the stocks held by the Index Fund; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of their respective affiliates in shares of the Index Fund, the stocks comprising the Index Fund or in futures, options, exchange-traded funds or other derivative products on these securities, may adversely affect the market value of the stocks comprising the Index Fund, the price of the Index Fund, and, therefore, the market value of your Securities.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities?” beginning on page 11 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Index Fund relative to the Initial Price. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index Fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions*:

Investment term:	Five years
Hypothetical Initial Price:	$60.00
Hypothetical Trigger Price:	$45.00 (75.00% of the hypothetical Initial Price)
Participation Rate:	168.00%

* The actual Initial Price and Trigger Price for the Securities are set forth on the cover page of this pricing supplement.

Example 1— The price of the Index Fund increases from an Initial Price of $60.00 to a Final Price of $66.00. The Index Fund Return is greater than zero and expressed as a formula:

Index Fund Return = ($66.00 - $60.00) / $60.00 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 168.00%)] = $11.68

Because the Index Fund Return is equal to 10.00%, the Payment at Maturity is equal to $11.68 per $10.00 Principal Amount of Securities, and the return on the Securities is 16.80%.

Example 2— The Final Price is equal to an Initial Price of $60.00. The Index Fund Return is zero and expressed as a formula:

Index Fund Return = ($60.00 - $60.00) / $60.00 = 0.00%

Payment at Maturity = $10.00

Because the Index Fund Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security (a return of zero percent).

Example 3— The price of the Index Fund decreases from an Initial Price of $60.00 to a Final Price of $51.00. The Index Fund Return is negative and expressed as a formula:

Index Fund Return = ($51.00 - $60.00) / $60.00 = -15.00%

Payment at Maturity = $10.00

Because the Index Fund Return is less than zero, but the Final Price is greater than or equal to the Trigger Price on the Final Valuation Date, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities (a return of zero percent).

Example 4— The price of the Index Fund decreases from an Initial Price of $60.00 to a Final Price of $12.00. The Index Fund Return is negative and expressed as a formula:

Index Fund Return = ($12.00 - $60.00) / $60.00 = -80.00%

Payment at Maturity = $10 + ($10 × -80.00%) = $2.00

Because the Index Fund Return is less than zero and the Final Price is below the Trigger Price on the Final Valuation Date, the Securities will be fully exposed to any decline in the price of the Index Fund on the Final Valuation Date. Therefore, the return on the Securities is -80.00%. In this case, you would incur a loss of 80.00% on the Securities.

If the Final Price is below the Trigger Price on the Final Valuation Date, the Securities will be fully exposed to any decline in the Index Fund, and you will lose some or all of your Principal Amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Index Fund			Performance of the Securities
Hypothetical Final Price	Hypothetical Index Fund Return(1)	Participation Rate	Payment at Maturity	Return on Securities at Maturity(2)
$120.00	100.00%	168.00%	$26.80	168.00%
$114.00	90.00%	168.00%	$25.12	151.20%
$108.00	80.00%	168.00%	$23.44	134.40%
$102.00	70.00%	168.00%	$21.76	117.60%
$96.00	60.00%	168.00%	$20.08	100.80%
$90.00	50.00%	168.00%	$18.40	84.00%
$84.00	40.00%	168.00%	$16.72	67.20%
$78.00	30.00%	168.00%	$15.04	50.40%
$72.00	20.00%	168.00%	$13.36	33.60%
$66.00	10.00%	168.00%	$11.68	16.80%
$60.00	0.00%	N/A	$10.00	0.00%
$54.00	-10.00%	N/A	$10.00	0.00%
$51.00	-15.00%	N/A	$10.00	0.00%
$48.00	-20.00%	N/A	$10.00	0.00%
$45.00	-25.00%	N/A	$10.00	0.00%
$42.00	-30.00%	N/A	$7.00	-30.00%
$36.00	-40.00%	N/A	$6.00	-40.00%
$30.00	-50.00%	N/A	$5.00	-50.00%
$24.00	-60.00%	N/A	$4.00	-60.00%
$18.00	-70.00%	N/A	$3.00	-70.00%
$12.00	-80.00%	N/A	$2.00	-80.00%
$6.00	-90.00%	N/A	$1.00	-90.00%
$0.00	-100.00%	N/A	$0.00	-100.00%

(1) The Index Fund Return excludes cash dividend payments on the stocks included in the Index Fund.

(2) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and, if you receive cash upon maturity or an earlier sale or exchange, HSBC intends to treat any gain or loss upon maturity or such earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is owned by the Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the Index Fund were so treated, certain adverse U.S. federal income tax

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consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the Index Fund is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The MSCI EAFE Index, and therefore the Index Fund, provides exposure to companies listed in certain non-U.S. developed markets.

For more information about the index fund, see “The iShares® MSCI EAFE Index Fund” beginning on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the Index Fund

The following graph sets forth the historical performance of the Index Fund based on the daily historical closing prices from January 1, 2008 to August 26, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Index Fund should not be taken as an indication of future performance.

The Official Closing Price of the Index Fund on August 26, 2015 was $59.78.

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Quarter Begin	Quarter End	Quarterly High (Intraday) ($)	Quarterly Low (Intraday) ($)	Quarterly Close ($)
1/1/2008	3/31/2008	79.22	65.63	71.90
4/1/2008	6/30/2008	78.76	68.06	68.70
7/1/2008	9/30/2008	68.39	52.36	56.30
10/1/2008	12/31/2008	56.42	35.53	44.87
1/1/2009	3/31/2009	45.61	31.56	37.59
4/1/2009	6/30/2009	49.18	37.28	45.81
7/1/2009	9/30/2009	56.31	43.49	54.70
10/1/2009	12/31/2009	57.66	52.42	55.30
1/1/2010	3/31/2010	58.00	49.94	56.00
4/1/2010	6/30/2010	58.08	45.86	46.51
7/1/2010	9/30/2010	55.81	46.45	54.92
10/1/2010	12/31/2010	59.50	53.85	58.23
1/1/2011	3/31/2011	61.98	54.69	60.09
4/1/2011	6/30/2011	64.35	56.71	60.14
7/1/2011	9/30/2011	60.86	46.09	47.75
10/1/2011	12/31/2011	55.86	45.46	49.53
1/1/2012	3/31/2012	55.91	48.99	54.90
4/1/2012	6/30/2012	55.68	46.545	49.96
7/1/2012	9/30/2012	55.57	47.30	53.00
10/1/2012	12/31/2012	56.88	51.63	56.82
1/1/2013	3/31/2013	59.99	56.69	58.98
4/1/2013	6/30/2013	64.13	56.45	57.38
7/1/2013	9/30/2013	65.11	57.02	63.79
10/1/2013	12/31/2013	67.36	62.54	67.06
1/1/2014	3/31/2014	68.19	62.28	67.17
4/1/2014	6/30/2014	70.78	65.69	68.37
7/1/2014	9/30/2014	69.29	63.845	64.12
10/1/2014	12/31/2014	64.54	58.64	60.84
1/1/2015	3/31/2015	66.20	58.29	64.17
4/1/2015	6/30/2015	68.52	63.27	63.49
7/1/2015*	8/26/2015*	65.60	56.51	59.78

* This pricing supplement includes for the third quarter of 2015 data for the period from July 1, 2015 through August 26, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Index Fund Return. If a Market Disruption Event exists with respect to the Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to a registered broker-dealer. HSBC Securities (USA) Inc. has agreed to sell to the broker-dealer, and the broker-dealer has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. The broker-dealer will then sell all of the Securities to UBS Financial Services Inc. at the price to public of $10.00 per Security. UBS Financial Services Inc. has acted as placement agent for sales to certain advisory accounts at a purchase price to such accounts of $10.00 per Security, and did not receive a sales commission with respect to such sales. Investors that purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. HSBC has agreed to indemnify UBS Financial Services Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS Financial Services Inc. may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Securities and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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